Exhibit T3A.78

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 12/05/2000 001606762 – 3324762

CERTIFICATE OF FORMATION

OF

CBL/FAYETTE I, LLC

1. The name of the limited liability company is CBL/Fayette I, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. (Use this paragraph only if the company is to have a specific effective date of dissolution.) The latest date on which the limited liability company is to dissolve is December 31, 2050.

4. (Insert any other matters the members determine to include herein.)

The limited liability company shall engage in and transact any and all lawful business activities permitted limited liability companies under the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CBL/Fayette I, LLC this 1st day of December, 2000.

By:	/s/ Jeffery V. Curry
Jeffery V. Curry, Organizer

DE083 - 5/5/00 C T System Online